EXHIBIT  1.2

                            WTAA INTERNATIONAL, INC.
                                  OTC B/B: WTIN

                                  .NEWS  RELEASE  February  8,  2001
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WTAA  PROPOSES  PLAN  OF  P.EORGANIZATION
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Las Vegas, Nevada: WTAA's Board of Directors have determined that, given current market conditions, it is in the best interests of the company and its' shareholders to change the profile of the company by undertaking a re-organization involving a 'share combination' change of domicile, and a change in the Board of Directors. The Company is in the process of filing a notification to the NASE) OTC Bulletin Board, changing is CUSIP number, and will be filing a Form 8-K disclosing the details of the re-organization. It is expected that the effective date of this share combination will be February 22, 2001.

The Board therefore announces its intention in the next two weeks to implement a "share combination" (otherwise known as a "reverse split"), on the basis that up to fifteen common shares before consolidation shall be consolidated into one common share after consolidation. The company currently has a total of 24,152,011 common shares issued and paid, which will be reduced to 1,610,134 common shares, post consolidation.

The company's auditors are in the process of preparing the financial statements for the fiscal year ended December 31, 2000, which will be followed by the filing of the company's Form IOQ. The company is pleased to report that private placements were completed with accredited investors prior to year-end, which funds were used to reduce debts and provide needed working capital for operations, and management believe the company's financial statements will reflect a positive cash balance of $202,698 at year-end. The company intends to raise additional funds from accredited investors by way of private placements in the month of February, which if successful will introduce an additional $1.0 million into the company for working capital and planned marketing expenditures.

The Board intends to change its' registered domicile from Florida to Delaware, to take advantage of a more favorable corporate code, and to minimize corporate taxation. Concurrently, the Board intends to move its operational headquarters from Nevada to Texas so as to operate more effectively within the bottled water industry at a more senior level.

The company is also pleased to announce the addition of Mr. Larry Shaben to the Board, replacing Mr. Randy Larson. Mr. Shaben is an entrepreneur with considerable experience in corporate development and governmental affairs. From 1975 through 1989, he held various cabinet positions with the Alberta Provincial Government, including Ministry of Utilities and Telephones, Ministry of Housing, and Ministry of Economic Development. Mr. Shaben is the President of Shaben World Enterprises Ltd, which provides consulting services to the retail and distribution industries. He sits on several important Boards, including Canadian Utilities Limited, and offers broad experience to the Board of WTAA.

WTAA INTERNATIONAL, INC. (pronounced 'WA-TAH') is poised to become a leading force within the North American bottled water and licensing industries. The company has developed an exciting marketing program for distributing its license


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and  custom  label  small  packaged  bottled  water  products, and has a plan to consolidate 5.0-gallon home and office bottled water companies throughout Western North America.

For  Investor  Relations,  contact  Tim  Mason  at Investor Solutions Group Inc.
Telephone:     (877)  280-WTAA  (9822)  Fax:  (800)  676-0067
Email:  info@wtaa.com  Website:  www.wtaa.com
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NOTE:  Safe  Harbor  for  Forward-Looking  Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in the future periods to differ materially from forecasted results: whether the estimated cash position for its year-end accounts is accurate; whether the additional private placements will occur; and whether WTAA will become a leading force in the bottled water and licensing industries. These risks and uncertainties include, among other things, volatility of prices, product demand, market compensation, and risks inherent in the company's international operations.


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